FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC.

APPROVES NEW NET ASSET VALUE OF $10.79 PER SHARE

     LADERA RANCH, Calif. - April 9, 2012 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT investing in self-storage properties - recently announced a per share net asset value (NAV) of $10.79, $0.79 above the current offering price. Based predominantly on an appraisal of SSTI's portfolio of 91 wholly-owned self-storage properties by an independent third-party, SSTI's board of directors approved the per share NAV on April 2, 2012.

      "This increase in NAV further emphasizes what we have been saying all along to the investment community. We are building a well-rounded self-storage company that provides both cash distributions and value to our stockholders," said H. Michael Schwartz, SSTI's chairman and CEO. "We will continue with a similar philosophy as we grow and expand our self-storage portfolio."

      SSTI, which is branding its portfolio under the SmartStop® Self Storage trade name, currently wholly-owns 91 self-storage properties in 17 states and Canada. "We ended 2011 successfully by achieving most of our acquisition, operational and branding goals," said Schwartz. "From an operational perspective, we have created a solid platform for future growth in 2012. This is our time to prosper."

      The NAV of $10.79 was determined by SSTI's board of directors based on the estimated value of the company's assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2011.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company's portfolio of wholly-owned properties has expanded to include 91 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 60,000 self-storage units and 7.5 million rentable square feet of storage space.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

FINRA rules currently do not provide guidance on the methodology a company such as ours must use to determine its estimated value per share. As with any valuation methodology, the methodology considered by our board is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share does not represent the fair value of our assets less our liabilities according to U.S. generally accepted accounting principles (GAAP) nor does it represent a liquidation value of our assets and liabilities or the amount at which our shares of common stock would trade on a national securities exchange.

Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2012 for a detailed description of the methodology and key assumptions used to determine the estimated value per share and the limitations of the estimated value per share. If you'd like us to send you a copy, please contact us via the information above.
Media Contacts: Vanessa Showalter Media Strategist Anton Communications 949-748-0542 vshowalter@antonpr.com www.antonpr.com

Genevieve Anton Principal Anton Communications 714-544-6503 ganton@antonpr.com www.antonpr.com